A. M. Castle & Co. 8-K

Exhibit 99.1

A. M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-

Analyst Contact

Chris Donovan or Chris Hodges

(312) 445-2870

Email: CAS@alpha-ir.com

Traded: OTCQB (CASL)

A.M. CASTLE & CO. announces new $112 million secured term credit facilities

OAK BROOK, IL, DECEMBER 9, 2016 - A. M. Castle & Co. (OTCQB:CASL) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, announced the execution and closing of a definitive agreement for new $112 million secured term credit facilities (the “Credit Facilities”).

As previously announced on November 4, 2016, the Company entered into commitment letters (each, a “Commitment Letter”) with certain financial institutions including Highbridge Capital, Whitebox Advisors, Corre Partners, and Wolverine Asset Management (the “Financial Institutions”) in order to repay outstanding borrowings and support the continuance of letters of credit, totaling $53.2 million in the aggregate under the Company’s former revolving loan and security agreement with Wells Fargo Bank, National Association as lender and administrative agent (the “Former Credit Agreement”). The Company’s new Credit Facilities will take the form of senior-secured, first-lien, term loan credit facilities in an aggregate principal amount of up to $112 million, which is $12 million greater than previously announced. In connection therewith, commitments pursuant the Former Credit Agreement have been terminated and liens granted to the collateral agent pursuant thereto have been released in full.

President and CEO Steve Scheinkman commented, “These new credit facilities will enhance Castle’s liquidity and better position the Company to advance its ongoing efforts to capitalize on market opportunities. We are excited to have the support of the financial institutions funding the Credit Facilities.”

In connection with the funding of the Credit Facilities, the Financial Institutions were issued warrants (the “Warrants”) to purchase an aggregate of 5,000,000 shares of the common stock of the Company, pro rata based on the principal amount of each Financial Institution’s commitment in the Credit Facilities. The Warrants have exercise prices as follows: (i) 50% of the Warrants have an exercise price of $0.50 per share and will expire on June 8, 2018 and (ii) the remaining 50% of the Warrants have an exercise price of $0.65 per share and will expire June 8, 2018.

The funding of the Credit Facilities was subject to original issue discount in an amount equal to 3.00% of the full principal amount of the Credit Facilities. The Credit Facilities will bear interest at a rate per annum equal to 11.00%, payable monthly in arrears. The outstanding principal amount of the Credit Facilities and all accrued and unpaid interest thereon will be due and be payable on September 14, 2018.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQB® Venture Market under the ticker symbol "CASL".